EXHIBIT 10.1

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of February 6, 2008 (the “Effective Date”), is entered into by and among NATIONWIDE HEALTH PROPERTIES, INC., a Maryland corporation (“NHP”), and its Affiliated signatories hereto that are listed in Schedule 1, as “Seller” (collectively, “Seller”), and EMERITUS CORPORATION, a Washington corporation (“Buyer”), with respect to the following Recitals:

R E C I T A L S:

A. Seller is the owner of the assisted living and dementia care facilities identified on Schedule 2 attached hereto (the “Facilities”) and located on the parcels of real property described in Exhibit A attached hereto (collectively, the “Real Property”).

B. Seller is interested in selling the Real Property together with Seller’s interest in the Personal Property defined below to Buyer and Buyer is interested in purchasing the same from Seller, all under the terms and conditions set forth in this Agreement.

C. Buyer and the other entities identified on Schedule 3 attached hereto as “tenant” are the current tenants in possession of the Real Property (collectively, the “Tenant”). As used herein, “Affiliate” shall mean an entity owned or controlling, controlled by, or under common control with the first party.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants of the parties set forth herein, IT IS HEREBY AGREED AS FOLLOWS:

AGREEMENT

1. Purchase and Sale. On the terms and conditions set forth herein, Seller shall sell to Buyer and Buyer shall purchase from Seller the following:

(a) Real Property. The Real Property, together with all tenements, hereditaments, rights, privileges, interests, easements and appurtenances now or hereafter belonging or in any way pertaining to the Real Property, which are herein incorporated in the definition of “Real Property”.

(b) Improvements. The existing buildings, fixtures, structures and other improvements located upon the Real Property, together with, to the extent not owned by Tenant and not constituting Personal Property, apparatus, equipment and appliances incorporated therein and used in connection with the operation and occupancy thereof (the “Improvements”); and

(c) Personal Property. All tangible and intangible personal property owned by Seller which is located on and used in connection with the Improvements or the Real Property, including, without limitation, all licenses, permits, warranties or contract rights and any other personal property relating thereto (the “Personal Property”).

Hereinafter the Real Property, Improvements and Personal Property shall sometimes be collectively referred to as “Seller’s Assets.”

2. Purchase Price and Earnest Money.

(a) The purchase price for Seller’s Assets (“Purchase Price”) shall be Three Hundred Five Million Dollars ($305,000,000). Buyer and Seller acknowledge and agree that the portion of the Purchase Price allocable to the facility known as Autumn Ridge and located in Herculaneum, Missouri (the “Autumn Ridge Facility”) is Five Million Five Hundred Thousand Dollars ($5,500,000) (the “Autumn Ridge Purchase Price”). The Purchase Price, subject to the prorations and adjustments set forth herein, shall be paid by Buyer to Seller in cash at Closing. Buyer and Seller acknowledge that the purchase of Seller’s Assets is subject to the assumption by Buyer and/or payoff by Seller at Closing of the existing debt encumbering certain Facilities in the approximate amount of Fifty-Six Million Two Hundred Thousand Dollars ($56,200,000), which existing debt obligations are more particularly described on Schedule 4 attached hereto (collectively, the “Existing Debt”). At Closing, Buyer shall receive a credit against the Purchase Price for the then outstanding principal balance of the Existing Debt assumed by Buyer.

(b) Within two (2) business days after the Effective Date, Buyer shall deliver to Escrow Agent (as hereinafter defined) an earnest money deposit in the amount of Three Million Fifty Thousand Dollars ($3,050,000), which sum, together with all interest accrued thereon, is sometimes hereinafter referred to as the “Deposit”. Escrow Agent shall hold the Deposit pursuant to an escrow agreement reasonably acceptable to Buyer and Seller and shall invest the Deposit in one or more interest bearing accounts mutually acceptable to Seller and Buyer. At Closing, the Deposit shall be disbursed by Escrow Agent to Seller and applied against the Purchase Price payable at Closing and Buyer shall receive a credit therefor. In the event that this Agreement is terminated by either Buyer or Seller pursuant to an express right to terminate as herein provided, the Deposit shall be disbursed by Escrow Agent pursuant to the express terms hereof.

(c) At Buyer’s election, which shall be evidenced by Buyer’s delivery of written notice thereof to Seller not less than forty-five (45) days prior to Closing, Seller shall provide Buyer with a loan at Closing in the amount of Thirty Million Dollars ($30,000,000) (the “Seller Carry-back Loan”). The Seller Carry-back Loan shall bear interest at an annual rate of Seven and one-quarter percent (7.25%) and be payable monthly on an interest only basis for a term of not more than four (4) years. The Seller Carry-back Loan may be prepaid by Buyer at any time upon not less than one hundred eighty (180) days prior written notice to Seller. In the event Buyer exercises its rights under Section 13(d) to assign its rights hereunder to an Affiliate or Affiliates of Buyer at or prior to Closing, then the Seller Carry-back Loan shall be made to Buyer’s assignee(s) and the Seller Carry-back Loan shall be guaranteed by Buyer. In addition, the Seller Carry-back Loan shall be cross-defaulted to the Summerville Master Lease (as hereinafter defined). Such Seller Carry-back Loan shall be evidenced by a promissory note and guaranty in form and substance acceptable to the parties and a Third Amendment to the Summerville Master Lease (the “Seller Carry-back Loan Documents”). At Closing, Buyer shall receive a credit against the Purchase Price for the principal amount of the Seller Carry-back Loan. As used herein, “Summerville Master Lease” means that certain Master Lease dated as of October 2, 2006 by and among Nationwide Health Properties, Inc. and NHP McClain, LLC, as landlord, and Summerville at Camelot Place LLC, Summerville at Hillen Vale LLC, Summerville at Lakeview LLC, Summerville at Ridgewood Gardens LLC, Summerville at North Hills LLC, and The Inn at Medina LLC, collectively as tenant, as amended by (i) that certain First Amendment to Master Lease dated as of December 1, 2006, and (ii) that certain Second Amendment to Master Lease dated as of January 2, 2007.

3. Closing.

(a) The Closing Date. Provided the conditions to closing set forth in Section 9 have been satisfied or waived, Buyer and Seller agree to use their good faith efforts to close the purchase and sale transaction contemplated under this Agreement (the “Closing”) as soon as practicable on or following April 1, 2008, provided, however, the date of such Closing shall occur on or before June 30, 2008 (the “Closing Date”). The Closing will be a so-called “New York” style escrow closing with Chicago Title Insurance Company (the “Escrow Agent”), whereby Seller, Buyer and their attorneys need not be physically present at Closing and may deliver documents and proceeds to the Escrow Agent to be exchanged, disbursed and delivered pursuant to customary escrow arrangements.

(b) The Closing Process. Closing shall occur through escrow and accordingly, at or prior to the Closing Date, Buyer and Seller shall deposit in escrow with Escrow Agent all documents and monies necessary to close this transaction as herein provided. Time is of the essence of this Agreement. Closing shall occur in accordance with the procedures and instructions given by Seller and Buyer to the Escrow Agent prior to Closing.

(c) Autumn Ridge Closing. Provided that the Title Due Diligence Period (as hereinafter defined) has expired with respect to the Autumn Ridge Facility (as such period may be shortened with respect to the Autumn Ridge Facility by agreement of the parties), Buyer shall have the right to elect to close early on the acquisition of the Autumn Ridge Facility by delivering written notice of such election to Seller no less than fifteen (15) days prior to such closing date (unless another date is mutually agreed to by the parties). If such election is made by Buyer, the Autumn Ridge Purchase Price, subject to the prorations and adjustments set forth herein, shall be paid by Buyer to Seller in cash at the closing of the purchase of the Autumn Ridge Facility (the “Autumn Ridge Closing”). In no event shall any amount of the Deposit delivered to Escrow Agent be applied to the payment of the Autumn Ridge Purchase Price.

4. Conveyances.

At Closing, Seller shall (a) convey the Real Property to Buyer by limited or special warranty deed (the “Deeds”), generally in the form attached hereto as Exhibit B (or comparable state form), (b) execute and deliver Bills of Sale to Buyer in the form attached hereto as Exhibit C in order to convey the Personal Property to Buyer, and (c) execute and deliver such other conveyancing and closing documents as are reasonable and customary in the jurisdiction in which each parcel of Real Property is located. In addition, at Closing each of the entities comprising Seller shall deliver (i) to the Title Company (as hereinafter defined), such owner’s affidavits and indemnities, including, but not limited to gap indemnities where recording and funding cannot occur on the same date, as may reasonably be required to be executed by the seller of real estate in connection with the sales transaction contemplated under this Agreement; and (ii) to Buyer, an affidavit executed by such entity under penalty of perjury, stating such entity’s United States taxpayer identification number and that such entity is not a foreign person, in accordance with the Internal Revenue Code, Section 1445(b)(2), in the form attached hereto as Exhibit D .

5. Closing Costs And Prorations.

At or prior to Closing, as appropriate, Seller and Buyer shall be responsible for the following costs and expenses of, and prorations related to, the transaction, all of which, to the extent not paid prior to Closing, will be included on the closing statement to be executed and delivered by Buyer and Seller at Closing:

(a) Attorneys’ Fees. Each party shall pay its own attorneys’ fees and costs incurred in connection with the transactions contemplated under this Agreement.

(b) Survey. Buyer shall pay for all costs of any ALTA surveys required by Buyer.

(c) Due Diligence Expenses. Buyer shall pay all of the costs incurred in conducting its Due Diligence Review (as defined below).

(d) Proration of Real and Personal Property Taxes. All real and personal property taxes shall not be prorated, it being understood and agreed that Buyer and the other entities comprising the Tenant shall be responsible for them for the periods both before and after the Closing Date.

(e) Escrow Fees and Charges. Buyer and Seller shall each pay one-half (1/2) of all escrow fees and charges.

(f) Other Closing Costs. At or prior to Closing, as appropriate, Seller and Buyer shall be responsible for the other costs and expenses of the transaction as set forth on Exhibit E.

(g) Amounts Under the Facility Leases. Any rent payable under the leases between Seller and Tenant described on Schedule 3 hereto (the “Facility Leases”) shall be prorated and Buyer shall receive a credit for any prepaid rent for any period after the Closing Date. In addition, Buyer shall either receive a credit at Closing for any security deposits (other than security deposits held in the form of Letters of Credit, which shall be returned to Tenant at Closing), escrows for property taxes, capital expenditures or other impounds held by Seller as of the Closing Date pursuant to the Facility Leases or, at Buyer’s option, Seller shall remit the same to Buyer or its designee at Closing.

(h) Existing Debt. Buyer shall be required to pay any loan costs, including without limitation, assumption fees or prepayment penalties/defeasance fees associated with the assumption or payoff/defeasance of the Existing Debt.

6. Title Insurance.

(a) The following provisions shall apply with respect to the delivery of the title commitments to Buyer with respect to each of the parcels of land comprising the Real Property and Buyer’s review thereof:

(i) Within fifteen (15) days after the Effective Date, Buyer shall cause Chicago Title Insurance Company (the “Title Company”) to issue title reports or commitments to Buyer (the “Title Commitments”), along with legible copies of all of the exception documents referenced therein.

(ii) Within twenty (20) days after the later to occur of (i) the Effective Date or (ii) Buyer’s receipt of the last of the Title Commitments, along with legible copies of all of the exception documents referenced therein, Buyer shall advise Seller by written notice of its objections, if any, to the matters reflected in the Title Commitments (the “Title Objection Letter”).

(iii) Within ten (10) days after Seller’s receipt of the Title Objection Letter, Seller shall specify by written notice delivered to Buyer (the “Seller Response Notice”) which of the title defects to which Buyer has objected it will correct at or prior to Closing and which of such defects it refuses to correct at or prior to Closing. If Seller fails to deliver any such notice within such ten (10) day period, Seller shall be deemed to have refused to correct any of the defects to which Buyer has objected. If Seller refuses or is deemed to have refused to correct some or all of the title defects objected to by Buyer, Buyer shall have five (5) business days after the delivery (or the deadline for the delivery) of the Seller Response Notice to advise Seller by written notice of its decision to close, notwithstanding the defects, or of its election to terminate this Agreement (“Buyer’s Acceptance Notice”). Buyer’s failure to deliver the Buyer’s Acceptance Notice within such five (5) business day period shall be deemed to be Buyer’s election to terminate this Agreement.

(iv) In the event Buyer elects or is deemed to have elected to terminate this Agreement as a result of the existence of title defects which Seller refuses to correct by Closing, the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder except for Seller’s rights to indemnification provided in Section 7(b) below.

(v) All matters reflected on the Title Commitments and not objected to or not deemed to be objected to by Buyer in accordance with the terms hereof, together with such other matters approved by Buyer pursuant to Buyer’s Acceptance Notice, shall be deemed accepted by Buyer and shall for purposes hereof be deemed to be the “Permitted Exceptions”. Prior to Closing, Buyer and Seller shall prepare the written list of the applicable Permitted Exceptions to be attached to each of the Deeds to be delivered at Closing.

(vi) Buyer and Seller hereby agree that, notwithstanding anything to the contrary set forth in this Section 6(a) (but subject to the obligations of Buyer under Section 5(h) above), (I) Seller shall have no right to refuse to correct any objections related to (A) the Facility Leases unless Buyer elects to have them assigned to Buyer at Closing pursuant Section 9(a)(vii), or (B) any liens and security interests granted by Seller to secure debt obligations of Seller other than any of the Existing Debt which Buyer elects to assume at Closing and (II) the following shall be deemed to be accepted by Buyer as Permitted Exceptions: (A) any non-delinquent real property taxes (whether general or special); (B) the standard printed exceptions set forth in the title reports or commitments, except for any that are removed by title endorsements, title affidavits and indemnities which Seller has agreed to provide under Section 4 hereof or which are or can be provided by Buyer or any of the other entities comprising Tenant in its capacity as the tenant of the Facilities or by extended coverage; (C) any matters affecting the condition of title created by or with the consent of Tenant; and (D) the liens and security instruments relating to the Existing Debt if and to the extent assumed by Buyer at Closing pursuant to the terms of this Agreement.

(vii) The overall title review period described in clauses (i) through (iii) of Section 6(a) of this Agreement is sometimes referred to herein as the “Title Due Diligence Period”.

(b) At Closing, Buyer shall cause the Title Company to issue extended coverage title insurance policies to Buyer in the full amount of the Purchase Price and in accordance with the Title Commitments, subject to no exceptions other than the Permitted Exceptions and the liens of any security instruments executed by Buyer at Closing (the “Title Policies”). The parties will agree on an allocation of the Purchase Price among the Facilities if necessary to facilitate the issuance of the Title Policies and the allocation of the Closing costs for which the parties are responsible under Section 5.

(c) Seller agrees to provide, or to cause its Affiliates to provide, all such resolutions, good standing certificates, affidavits and other documentation as the title company may reasonably request (and as sellers customarily provide in such applicable jurisdiction) in connection with the issuance of the Title Policies.

7. Due Diligence Review.

(a) Buyer acknowledges that it is familiar with the operations of the Real Property because Tenant is currently in possession of the Real Property and operating the Facilities. Nonetheless, in addition to the Title Due Diligence Period, Buyer shall have a period of thirty (30) days after the Effective Date (the “Due Diligence Review Period”) in which to satisfy itself as to any and all matters affecting the Real Property and Buyer’s proposed use thereof, including, but not limited to, zoning and county ordinances, soils reports, existing and necessary easements, topography, the environmental condition of the Real Property and the structural condition of the improvements located thereon, but specifically excluding any matters related to the operations thereof (the “Due Diligence Review”).

(b) Buyer hereby agrees to indemnify, defend and hold harmless Seller, its directors, officers, members, partners and employees from and against any and all costs and expenses and any and all claims and liabilities asserted by third parties against Seller as a result of any entry onto the Real Property or investigation, study or test conducted by Buyer, its agents, invitees, employees or representatives in connection with the Due Diligence Review. If any such investigation, study or test disturbed the condition of the Real Property or the Personal Property and Buyer does not consummate the transaction provided for in this Agreement, then Buyer shall, to the extent feasible, replace or restore such property to the same or to substantially the same condition as existed prior to any such inspection, test or study.

(c) At or prior to the expiration of the Due Diligence Review Period, Buyer shall advise Seller in writing whether it is prepared to proceed with the transaction contemplated by this Agreement or whether it intends to terminate this Agreement (the “Due Diligence Notice”). Buyer’s failure to deliver the Due Diligence Notice shall be an election to proceed with the transaction contemplated by this Agreement. In the event Buyer elects to terminate this Agreement then the Deposit shall be returned to Buyer and neither party shall have any further rights or obligations hereunder except for Seller’s rights to indemnification provided in Section 7(b) above.

8. Representations, Warranties and Covenants. As is more particularly set forth in Section 13(n) below, the sale of Seller’s Assets to Buyer is AS-IS, WHERE IS, without express or implied warranties of any nature including merchantability or fitness for any purpose, other than the express representations and warranties of Seller set forth herein and in the documents and instruments delivered by Seller at Closing.

(a) Seller does hereby represent and warrant to Buyer as follows:

(i) Status. Nationwide Health Properties, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. NH Texas Properties Limited Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas. MLD Delaware Trust is a business trust duly organized, validly existing and in good standing under the laws of the State of Delaware. MLD Properties, LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. NHP Senior Housing, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of California. NHP CM Investment, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. NHP Joliet, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois. QR Lubbock Texas Properties, L.P. is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas. BIP Sub I, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the entities comprising Seller is duly authorized and qualified to do all things required of it under this Agreement.

(ii) Authority. Each of the entities comprising Seller has full power and authority to enter into this Agreement and all documents and instruments to be delivered at or prior to Closing and to carry out the terms hereof and the consummation of the transactions provided for herein does not result in a breach of the terms and conditions of nor constitute a default under or violation of any of the Seller’s charter documents or any law, regulation, court order, agreement, license or other instrument or obligation to which any of such entities is a party. This Agreement is valid, binding and enforceable as against each of the entities comprising Seller in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, creditor’s rights laws or principles of equity.

(iii) Litigation. There is no litigation, investigation, or other proceeding pending or, to the knowledge of Seller, threatened against or relating to any of the entities comprising Seller which is material to Seller’s Assets or this Agreement or which would prevent Seller from performing its obligations hereunder.

(b) Buyer does hereby represent and warrant to Seller as follows:

(i) Status. Emeritus Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. ESC IV, LP is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Washington. ESC IV, LP is qualified to do business in the State of Texas as “Texas – ESC IV, L.P.” Each of the entities comprising Buyer is duly authorized and qualified to do all things required of it under this Agreement.

(ii) Authority. Each of the entities comprising Buyer has full power and authority to execute and to deliver this Agreement and all documents and instruments to be delivered at or prior to Closing, and to carry out the transactions contemplated herein and the same do not result in a breach of the terms and conditions of nor constitute a default under or violation of any of the Buyer’s charter documents or law, regulation, court order, mortgage, note, bond, indenture, agreement, license or other instrument or obligation to which any of the entities comprising Buyer is a party or by which the entities comprising Buyer or any of their respective assets may be bound or affected. This Agreement is valid, binding and enforceable as against each of the entities comprising Buyer in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, creditor’s rights laws, or principles of equity.

(iii) Litigation. There is no litigation, investigation or other proceeding pending or, to the knowledge of Buyer, threatened against or relating to any of the entities comprising Buyer or which is material to this Agreement, or which would prevent Buyer from performing its obligations hereunder.

9. Conditions.

(a) All obligations of Buyer under this Agreement are subject to the fulfillment of each of the following conditions, any one or more of which may be waived in writing by Buyer prior to the Closing:

(i) The representations and warranties of Seller contained in this Agreement shall be true and correct at and as of the Closing Date as though such representations and warranties were then again made and at Closing, Seller shall deliver a reaffirmation of all representations and warranties hereunder signed by Seller and certified as of the Closing Date.

(ii) Seller shall have performed all of its obligations under this Agreement that are to be performed by it prior to or as of the Closing Date.

(iii) Buyer and Seller shall have executed and delivered all documents to be executed and delivered at Closing pursuant to the terms hereof.

(iv) Buyer shall have received the Title Policies in accordance with the requirements of Section 6(b) or the written assurances of the Title Company that the Title Policies meeting the requirements of this Agreement will be issued within a reasonable period of time after Closing.

(v) To the extent required by applicable law, Buyer shall have received the regulatory approvals of any governmental authorities regulating the Facilities or the transaction which is the subject of this Agreement in order to enable Buyer to take title to Seller’s Assets or any portion thereof and any applicable waiting period under such laws shall have expired.

(vi) Either Buyer shall have received written consent from the applicable lenders with respect to Buyer’s assumption of the Existing Debt (the “Lenders’ Consent”) at Closing or Seller shall have provided any required notices for the prepayment or defeasance of the Existing Debt at Closing and any applicable prepayment/defeasance notice periods shall have expired. Notwithstanding the foregoing, Buyer acknowledges that the receipt of the Lenders’ Consent is not a condition of Closing and, if such consent is not available within the timeline for Closing provided in this Agreement, Seller shall be entitled to payoff Existing Debt at Closing from the proceeds of the sale and/or cause Buyer to defease such debt (where prepayment is not permitted by the terms of the applicable loan documents), and Buyer shall be responsible for any and all prepayment fees and/or defeasance costs associated therewith as provided in Section 5(h) above.

(vii) Tenant and Seller shall have entered into lease termination agreements with respect to the Facility Leases (the “Lease Termination Agreements”), pursuant to which the Facility Leases shall be terminated effective as of Closing. Notwithstanding the foregoing, if reasonably requested by Buyer in connection with the assumption of the Existing Debt or in order to facilitate the continued licensing of any applicable Facility comprising a part of the Seller’s Assets, Seller shall execute and deliver an assignment of any of the Facility Leases (and related ancillary agreements) at Closing to Buyer or an Affiliate of Buyer designated by Buyer (the “Lease Assignments”).

(vi) Prior to the expiration of the Due Diligence Review Period, Seller and Buyer shall have agreed upon the form of the Seller Carry-back Loan Documents, which Seller Carry-back Loan Documents shall be executed and delivered concurrently with the Closing.

(b) All obligations of Seller under this Agreement are subject to the fulfillment, prior to or as of the Closing Date, of each of the following conditions, any one or more of which may be waived by Seller in writing:

(i) The representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the Closing Date as though such representations and warranties were then again made and at Closing, Buyer shall deliver a reaffirmation of all representations and warranties hereunder signed by Buyer and certified as of the Closing Date.

(ii) Buyer shall have performed all of its obligations under this Agreement that are to be performed by it prior to or as of the Closing Date.

(iii) Buyer and Seller shall have executed and delivered all documents to be executed and delivered at Closing pursuant to the terms hereof.

(iv) Tenant and Seller shall have entered into the Lease Termination Agreements and/or Lease Assignments, as the case may be.

(v) Prior to the expiration of the Due Diligence Review Period, Seller and Buyer shall have agreed upon the form of the Seller Carry-back Loan Documents, which Seller Carry-back Loan Documents shall be executed and delivered concurrently with the Closing.

10. Termination; Default and Remedies; No Cross Defaults.

(a) Termination. This Agreement may be terminated upon written notice by Buyer or Seller upon the following conditions:

(i) By mutual written consent of the parties;

(ii) By Buyer if the conditions to Closing set forth in Section 9(a) have not been satisfied or waived by the Closing Date other than as a result of a breach or default by Buyer of its obligations hereunder.

(iii) By Seller if the conditions to Closing set forth in Section 9(b) have not been satisfied or waived by the Closing Date other than as a result of a breach or default by Seller of its obligations hereunder;

(iv) By Buyer in the event that prior to the Closing Date a material portion of the Real Property or the improvements thereon is damaged or destroyed or taken or condemned by any public or quasi-public authority under the power of eminent domain; provided, however, that in the event Buyer fails to exercise its termination rights hereunder, then it shall be conclusively deemed to have waived said right and Seller shall assign to Buyer all of its rights to any insurance proceeds and condemnation award and all claims in connection therewith.

(v) By Seller in the event the Closing does not occur on or prior to June 30, 2008 other than as a result of either (A) a breach or default by Seller, beyond any applicable cure period provided for in this Section 10, of its obligations hereunder or (B) the existence of any other event or circumstance which prevents Seller from consummating the transaction provided for herein.

(vi) By Buyer in the event the Closing does not occur on or prior to June 30, 2008 as a result of either (A) a breach or default by Seller, beyond any applicable cure period provided for in this Section 10, of its obligations hereunder or (B) the existence of any other event or circumstance which prevents Seller from consummating the transaction provided for herein.

(vii) By Buyer pursuant to Section 6(a)(iii).

(viii) By Buyer pursuant to Section 7(c).

(b) Seller’s Breach. In the event Buyer has the right to terminate this Agreement as a result of Seller being in material breach of any representation, warranty or covenant of Seller under this Agreement, Buyer shall first be required to give written notice of such breach to Seller, which notice shall set forth in reasonable detail the nature of Seller’s breach (“Buyer’s Notice”) and Seller will have a period (“Seller’s Cure Period”) expiring on the tenth (10th) day after the date Seller receives Buyer’s Notice, to correct or cure Seller’s breach and if such breach is cured, then Buyer may not exercise any such termination rights.

(c) Buyer’s Default. In the event Seller has the right to terminate this Agreement as a result of Buyer being in material breach of any representation, warranty or covenant of Buyer under this Agreement, Seller shall first be required to give written notice of such breach to Buyer, which notice shall set forth in reasonable detail the nature of Buyer’s breach (“Seller’s Notice”) and Buyer will have a period (“Buyer’s Cure Period”) expiring on the tenth (10th) day after the date Buyer receives Seller’s Notice to correct or cure Buyer’s breach and if such breach is cured, then Buyer may not exercise any such termination rights.

(d) Rights on Termination.

(i) Return of Deposit. Buyer shall be entitled to the return of the Deposit in the event this Agreement is terminated pursuant to any of the following provisions: (a) pursuant to Section 10(a)(i), (b) pursuant to Section 10(a)(ii) if the failure of the condition to Closing either (I) is the result of a material breach by Seller of its obligations under this Agreement, beyond any applicable cure period provided for in this Section 10, or (II) regardless of the fault of Seller, arises out of any event or circumstance that prevents Seller from consummating the transaction provided for herein, (c) pursuant to Section 10(a)(iv), (d) pursuant to Section 10(a)(vi), (e) pursuant to Section 10(a)(vii) or (f) pursuant to Section 10(a)(viii). In addition, if such termination by Buyer is due to a material breach by Seller of its obligations under this Agreement, beyond any applicable cure period provided for in this Section 10, then Seller shall also reimburse Buyer on demand for its actual out of pocket costs and expenses incurred to the date of termination, not to exceed Three Hundred Thousand and no/100 Dollars ($300,000) (the “Buyer’s Transaction Costs”).

(ii) Forfeiture of Deposit. Buyer shall not be entitled to the return of the Deposit but instead the Deposit shall be released by Escrow Agent to Seller as liquidated damages and not as a penalty in the event of the termination of this Agreement pursuant to any of the following provisions: (a) pursuant to Section 10(a)(ii) if such termination occurs after the expiration of the Title Due Diligence Period and the failure of the condition to Closing is not due to any of the events described in Section 10(d)(i)(b), (b) pursuant to Section 10(a)(iii) or (c) pursuant to Section 10(a)(v) and in such event Seller and Buyer further acknowledge and agree as follows:

THE DEPOSIT SHALL BE RELEASED TO SELLER AS SELLER’S SOLE AND EXCLUSIVE LIQUIDATED DAMAGES, AND IN FULL AND COMPLETE SETTLEMENT AND LIQUIDATION OF ALL DAMAGES SUSTAINED BY SELLER, IT BEING ACKNOWLEDGED BY SELLER AND BUYER THAT THE AMOUNT OF DAMAGES INCURRED BY SELLER AS A RESULT OF A TERMINATION OF THIS AGREEMENT PURSUANT TO ANY OF THE PROVISIONS SET FORTH IN THIS SECTION 10(d)(ii) WOULD BE SUBSTANTIAL BUT DIFFICULT, IF NOT IMPOSSIBLE, TO ASCERTAIN AND THAT SUCH LIQUIDATED DAMAGES REPRESENT THE PARTIES’ BEST ESTIMATE OF THE DAMAGES SELLER WILL INCUR AS A RESULT OF SUCH TERMINATION. SELLER SHALL NOT BE ENTITLED TO EXERCISE ANY OTHER RIGHTS, POWERS AND REMEDIES AT LAW OR IN EQUITY, OTHER THAN ITS RIGHT TO RECEIVE THE DEPOSIT PURSUANT HERETO, AND, SUBJECT TO SELLER’S RECEIPT OF THE DEPOSIT IN FULL AND COMPLETE SETTLEMENT AND LIQUIDATION OF ALL DAMAGES SUSTAINED BY SELLER, SELLER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES ALL SUCH OTHER RIGHTS, POWERS OR REMEDIES AND HEREBY COVENANTS NOT TO SUE BUYER AS A RESULT OF THE TERMINATION OF THIS AGREEMENT.

/s/ EM	/s/ AHK
Buyer’s Initials	Seller’s Initials

(e) No Cross Default. Notwithstanding anything to the contrary herein, no default by Buyer or Seller under this Agreement shall be deemed to constitute a default or event of default under any other document or instrument now or hereafter in effect between Seller, Buyer, Tenant or any Affiliates of the foregoing, including without limitation any of the Facility Leases or any other leases or loans between Seller or its Affiliates, on the one hand, and Buyer or its Affiliates, on the other hand. It is the intent of the parties that this Agreement and the parties’ rights, duties and obligations hereunder are intended to be separate and distinct from any other contract, lease, loan document or other contractual or other relationship and not subject to any so-called “cross default” provisions or other provisions and that any termination of this Agreement prior to Closing, pursuant to this Section 10, whether as a result of a default by either party or as otherwise permitted by the terms of this Section 10, shall not affect Tenant’s continued rights under the Facility Leases.

(f) Indemnity. The termination of this Agreement, whether by Seller or Buyer, shall not serve to terminate Buyer’s indemnity obligations under Section 7(b), which obligations shall specifically survive the termination of this Agreement.

(g) Specific Performance in Lieu of Termination. Notwithstanding anything to the contrary set forth in this Section 10, if Seller is in material breach of its obligations hereunder and, as a result, Buyer has the right under this Section 10 to terminate this Agreement and to demand a return of the Deposit and the payment of the Buyer’s Transaction Costs, in lieu thereof, Buyer shall have the right to seek specific performance of the Seller’s obligations hereunder, provided that Buyer must commence any action for specific performance within sixty (60) days after the scheduled Closing Date.

11. Broker.

Each party represents and warrants to the other that it has not retained the services of any broker or finder in connection with the transaction contemplated by this Agreement and each agrees to pay any commission or finder’s fee which may be due on account of this Agreement to any other broker or finder allegedly employed by it and each party agrees to indemnify the other party against any claim for any commission made by any broker allegedly employed by it.

12. Indemnity.

(a) Buyer shall indemnify and hold Seller harmless from and against:

(i) Any and all obligations relating to the ownership of the Real Property which relate to the period from and after the Closing Date;

(ii) Any and all actions, suits, proceedings, demands, assessments, judgments, reasonable costs and other reasonable expenses, including, but not limited to, reasonable attorneys’ fees, incident to any of the foregoing.

(b) Seller shall indemnify and hold Buyer harmless from and against:

(i) Any and all obligations relating to the ownership of the Real Property which relate to the period prior to the Closing Date, except to the extent the same are due to the acts or omissions of Tenant under the Facility Leases;

(ii) Any and all actions, suits, proceedings, demands, assessments, judgments, reasonable costs and other reasonable expenses, including, but not limited to, reasonable attorneys’ fees, incident to any of the foregoing.

13. Miscellaneous.

(a) Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by registered or certified mail, postage prepaid, by overnight courier guaranteeing overnight delivery or by facsimile transmission (if confirmed verbally or in writing by mail as aforesaid), to the following address:

Seller:	Nationwide Health Properties, Inc.
610 Newport Center Drive, Suite 1150
Newport Beach, California 92660
Attention: President and CFO
Facsimile: (949) 759-6876

With a copy to:	Sherry Meyerhoff Hanson & Crance LLP
610 Newport Center Drive, Suite 1200
Newport Beach, California 92660
Attention: Kevin L. Sherry, Esq.
Facsimile: (949) 719-1212

Buyer:	Emeritus Corporation
3131 Elliott Avenue, Suite 500
Seattle, Washington 98121
Attention: Mr. Eric Mendelsohn
Facsimile: (206) 357-7388

With a copy to:	The Nathanson Group PLLC
One Union Square
600 University Street, Suite 2000
Seattle, Washington 98101-1195
Attention: Randi Nathanson, Esq.
Facsimile: (206) 623-1738

Notice shall be deemed given on actual receipt or refusal of receipt regardless of the method of delivery used.

(b) This Agreement may not be amended or modified in any respect whatsoever except by instrument in writing signed by the parties hereto. This Agreement and the other documents and instruments executed and delivered simultaneously herewith constitutes the entire agreement between the parties hereto and supersedes all prior negotiations, discussions, writings and agreements between them including, but not limited to, that Letter of Intent dated December 18, 2007 and accepted by Buyer on December 28, 2007.

(c) This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of California, without regard to the conflict of laws rules thereof.

(d) This Agreement shall inure to the benefit of and be binding upon the parties hereto and their heirs, successors and permitted assigns. Buyer may assign its rights hereunder without the prior written consent of Seller, in whole or in part, including with respect to one or more Facility comprising part of the Seller’s Assets or any portion thereof, provided that any assignee is an Affiliate of Buyer and such assignment shall not be deemed or construed to release Buyer from its obligations hereunder. Buyer shall also be entitled to designate an unaffiliated third party transferee to take title to the Autumn Ridge Facility at the Autumn Ridge Closing. Otherwise, Buyer may not assign its rights or obligations hereunder without the prior written consent of Seller, which may be granted or withheld in Seller’s sole discretion. Each of the entities comprising Seller or Buyer shall be jointly and severally liable with all other entities comprising Seller or Buyer, respectively.

(e) The waiver by any party of any breach of any of the provisions of this Agreement shall not be effective unless in writing and signed by the party granting the waiver and shall not constitute a continuing waiver or a waiver of any subsequent breach of any provision of this Agreement.

(f) Each recital set forth and exhibit referenced in this Agreement is incorporated and becomes an integral part of this Agreement.

(g) The captions of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.

(h) Time is of the essence of this Agreement and of all of the terms and provisions of this Agreement.

(i) In the event of litigation or other proceedings involving the parties to this Agreement to enforce any provision of this Agreement, to enforce any remedy available upon default under this Agreement, or seeking a declaration of the rights of either party under this Agreement, the prevailing party shall be entitled to recover from the other such reasonable attorneys’ fees and costs as may be actually incurred, including its costs and fees on appeal.

(j) Should any one or more of the provisions of this Agreement be determined to be invalid, unlawful or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

(k) This Agreement may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

(l) This Agreement and the other documents and instruments executed and delivered simultaneously herewith is the entire and final agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, discussions, writings or agreements.

(m) Each of the parties acknowledges and agrees that it has participated in the drafting and negotiation of this Agreement. Accordingly, in the event of a dispute between the parties hereto with respect to the interpretation or enforcement of the terms hereof, no provision shall be construed so as to favor or disfavor either party hereto.

(n) BUYER ACKNOWLEDGES THAT SELLER’S ASSETS ARE BEING SOLD IN THEIR AS-IS WHERE IS WITH ALL FAULTS CONDITION AND THAT EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED AT CLOSING BY SELLER, SELLER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED WITH RESPECT TO (A) THE DESIGN, CONSTRUCTION, LOCATION, SIZE, CHARACTER, PHYSICAL CONDITION OR STATE OF REPAIR OF SELLER’S ASSETS OR ANY PORTION THEREOF; (B) THE TOPOGRAPHY, DRAINAGE OR CONDITION OF THE SURFACE AND SUBSURFACE SOILS OF OR ON THE REAL PROPERTY, (C) THE PRESENCE OR ABSENCE OF HAZARDOUS WASTE OR HAZARDOUS SUBSTANCES ON OR FROM THE REAL PROPERTY OR THE IMPROVEMENTS; (D) THE MERCHANTABILITY, HABITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF SELLER’S ASSETS, (E) THE PAST OR FUTURE TAXES OR ASSESSMENTS OF SELLER’S ASSETS, (F) THE COMPLIANCE OF SELLER’S ASSETS WITH ANY APPLICABLE GOVERNMENTAL REQUIREMENT, (G) THE FINANCIAL ASPECTS OF THE OPERATION OF THE REAL PROPERTY, OR (H) ANY OTHER REPRESENTATION OR WARRANTY NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED AT CLOSING BY SELLER. BY EXECUTION OF THIS AGREEMENT, BUYER REPRESENTS AND WARRANTS TO SELLER THAT BUYER IS AN EXPERIENCED, SOPHISTICATED BUYER OF COMMERCIAL REAL ESTATE, WITH KNOWLEDGE AND EXPERIENCE SUFFICIENT TO ENABLE IT TO EVALUATE THE MERITS AND RISKS OF THE SALE, AND THAT IT IS REPRESENTED BY KNOWLEDGEABLE AND EXPERIENCED LEGAL COUNSEL OF ITS OWN CHOOSING AND AGREES, THAT NEITHER SELLER NOR ITS AGENTS OR REPRESENTATIVES HAS MADE AND THAT BUYER HAS NOT RELIED UPON ANY REPRESENTATION OR WARRANTY OF ANY KIND WHICH IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE DOCUMENTS AND INSTRUMENTS EXECUTED AND DELIVERED AT CLOSING BY SELLER IN CONNECTION WITH THE SALE OF SELLER’S ASSETS OR BUYER’S ACTUAL PURCHASE THEREOF PURSUANT TO THE TERMS OF THIS AGREEMENT, IT BEING UNDERSTOOD AND AGREED THAT ANY SUCH PURCHASE WILL BE OTHERWISE BASED ONLY UPON BUYER’S OWN DUE DILIGENCE REVIEW AND UPON THE KNOWLEDGE OF TENANT.

  /s/ EM

[Buyer’s Initials]

(o) Seller or Buyer, or both of them, may close this transaction as part of a like-kind exchange of properties under Section 1031 of the Internal Revenue Code of 1986, as amended, and applicable rules and regulations. The exchanging party shall bear all costs of the exchange. The other party shall cooperate with the exchanging party and do all things reasonably required and requested by the exchanging party (provided that such actions do not increase the other party’s obligations or liabilities under this Agreement) to effect and facilitate such an exchange. The exchanging party shall and does hereby indemnify, defend and hold the other party harmless for and from all liabilities arising as a result of the exchange that would not have arisen had the exchanging party not closed this transaction as part of a like-kind exchange. Anything in this section to the contrary notwithstanding: (a) no party makes any representation or warranty to the other as to the effectiveness or tax impact of any proposed exchange; (b) in no event shall any party be required to take title to any exchange or replacement property; (c) in no event shall completion of any such exchange be a cause or excuse for any delay in the Closing; and (d) no party shall be required to incur any costs or expenses or incur any additional liabilities or obligations in order to accommodate any exchange requested by the other party or any exchange intermediary or facilitator.

(p) Public Announcements. Except with respect to public filings required to be made by either party in accordance with applicable securities and health care laws and regulations, each of Seller and Buyer shall consult with the other regarding, and shall use reasonable best efforts to agree upon, the form and content of any press release with respect to this Agreement or the transactions contemplated herein.

(q) Survival. All of the representations and warranties of the parties set forth herein, other than the indemnities set forth in Section 12, shall terminate and be of no further force and effect as of the Closing or, as to the Autumn Ridge Facility, the Autumn Ridge Closing, if such closing precedes the Closing with respect to the remainder of the Facilities.

IN WITNESS WHEREOF, the parties hereby execute this Agreement as of the day and year first set forth above.

“SELLER”

NATIONWIDE HEALTH PROPERTIES, INC., a Maryland corporation
WITNESSES:

/s/ Kevin Sherry	By:	/s/ Abdo H. Khoury
Printed name: Kevin Sherry	Name:	Abdo H. Khoury
	Title:	Chief Financial & Portfolio Officer Senior Vice President

/s/ Jon Eckhardt
Printed name: Jon Eckhardt

NH TEXAS PROPERTIES LIMITED PARTNERSHIP, a Texas limited partnership

	By:	MLD TEXAS CORPORATION, a Texas corporation, its General Partner
WITNESSES:

/s/ Kevin Sherry		By:	/s/ Abdo H. Khoury
Printed name: Kevin Sherry		Name:	Abdo H. Khoury
		Title:	Chief Financial & Portfolio Officer Senior Vice President
/s/ Jon Eckhardt
Printed name: Jon Eckhardt
MLD DELAWARE TRUST, a Delaware business trust
WITNESSES:

/s/ Kevin Sherry	By:	/s/ Abdo H. Khoury
Printed name: Kevin Sherry	Name:	Abdo H. Khoury
	Title:	Not in his individual capacity, but solely as Trustee
/s/ Jon Eckhardt
Printed name: Jon Eckhardt

MLD PROPERTIES, LLC, a Delaware limited liability company
WITNESSES:

	By:	MLD PROPERTIES, INC.,
/s/ Kevin Sherry		a Delaware corporation,
Printed name: Kevin Sherry		its Sole Member

/s/ Jon Eckhardt
Printed name: Jon Eckhardt
	By:	/s/ Abdo H. Khoury
	Name:	Abdo H. Khoury
	Title:	Chief Financial & Portfolio Officer Senior Vice President

NHP SENIOR HOUSING, INC., a California corporation
WITNESSES:

/s/ Kevin Sherry	By:	/s/ Abdo H. Khoury
Printed name: Kevin Sherry	Name:	Abdo H. Khoury
	Title:	Chief Financial & Portfolio Officer Senior Vice President
/s/ Jon Eckhardt
Printed name: Jon Eckhardt

NHP CM INVESTMENT, INC., a Delaware corporation
WITNESSES:

/s/ Kevin Sherry	By:	/s/ Abdo H. Khoury
Printed name: Kevin Sherry	Name:	Abdo H. Khoury
	Title:	Chief Financial & Portfolio Officer Senior Vice President
/s/ Jon Eckhardt
Printed name: Jon Eckhardt
NHP JOLIET, INC., an Illinois corporation
WITNESSES:

/s/ Kevin Sherry	By:	/s/ Abdo H. Khoury
Printed name: Kevin Sherry	Name:	Abdo H. Khoury
	Title:	Chief Financial & Portfolio Officer Senior Vice President
/s/ Jon Eckhardt
Printed name: Jon Eckhardt

QR LUBBOCK TEXAS PROPERTIES, L.P., a Texas limited partnership

	By:	QR LUBBOCK GP, LLC, a Texas limited liability company, its General Partner

WITNESSES:
	By:	Nationwide Health Properties, Inc.,
/s/ Kevin Sherry		a Maryland corporation,
Printed name: Kevin Sherry		its sole member

/s/ Jon Eckhardt
Printed name: Jon Eckhardt		By:	/s/ Abdo H. Khoury
		Name:	Abdo H. Khoury
		Title:	Chief Financial & Portfolio Officer Senior Vice President

BIP SUB I, INC., a Delaware corporation
WITNESSES:

/s/ Kevin Sherry	By:	/s/ Abdo H. Khoury
Printed name: Kevin Sherry	Name:	Abdo H. Khoury
	Title:	Chief Financial & Portfolio Officer Senior Vice President

/s/ Jon Eckhardt
Printed name: Jon Eckhardt

“BUYER” EMERITUS CORPORATION,

a Washington corporation
WITNESSES:

/s/ Marrji Padden	By:	/s/ Eric Mendelsohn
Printed name: Marrji Padden	Name:	Eric Mendelsohn
	Title:	SVP Corporate Development

/s/ Paige Bae
Printed name: Paige Bae

The “Tenant” entities below hereby execute this Agreement for the purpose of evidencing such Tenant’s agreement to enter into the Lease Termination Agreements and/or Lease Assignments, as the case may be, at the time of Closing, and to otherwise comply with the obligations of such Tenant set forth herein.

ESC IV, LP, a Washington limited partnership

	By:	ESC G.P. II, INC.,
a Washington corporation,
its General Partner
WITNESSES:
		By:	/s/ Eric Mendelsohn
/s/ Marrji Padden		Name:	Eric Mendelsohn
Printed name: Marrji Padden		Title:	SVP Corporate Development

/s/ Paige Bae
Printed name: Paige Bae

ESC IV, LP, a Washington limited partnership (doing business in the State of Texas as “Texas – ESC IV, L.P.”)

	By:	ESC G.P. II, INC.,
a Washington corporation,
WITNESSES:		its General Partner

/s/ Marrji Padden
Printed name: Marrji Padden		By:	/s/ Eric Mendelsohn
		Name:	Eric Mendelsohn
/s/ Paige Bae		Title:	SVP Corporate Development
Printed name: Paige Bae

SCHEDULE 1

ENTITIES COMPRISING “SELLER”

1.	Nationwide Health Properties, Inc., a Maryland corporation

Fee owner of:

Charleston Gardens - Charleston, WV;

Silverleaf Manor - Meridian, MS;

Loyalton of Rockford - Rockford, IL;

Heritage Hills ALZ - Columbus, GA;

Pine Meadow - Hattiesburg, MS;

Austin Gardens ALZ - Lodi, CA; and

Clare Bridge - Corona, CA.

2.	NH Texas Properties Limited Partnership, a Texas limited partnership

Fee owner of:

Beckett Meadows - Austin, TX;

Creekside ALZ - Plano, TX;

Oak Hollow ALZ - Bedford, TX;

Pinehurst ALZ - Tyler, TX;

Stonebridge ALZ - Dallas, TX;

and Desert Springs ALZ - El Paso, TX.

3.	MLD Delaware Trust, a Delaware business trust

Fee owner of:

Autumn Ridge - Herculaneum, MO

4.	MLD Properties, LLC, a Delaware limited liability company

Fee owner of:

Kingsley Place of Shreveport - Shreveport; LA; and

Pines of Goldsboro - Goldsboro, NC.

5.	NHP Senior Housing, Inc., a California corporation

Fee owner of:

The Lakes - Fort Myers, FL;

Loyalton of Folsom - Folsom, CA; and

Canterbury Woods - Attleboro, MA.

6.	NHP CM Investment, Inc., a Delaware corporation

Fee owner of:

Loyalton of Cape May - Cape May, NJ

7.	NHP Joliet, Inc., an Illinois corporation

Fee owner of:

Loyalton of Joliet - Joliet, IL; and

Joliet ALZ Expansion - Joliet, IL.

8.	QR Lubbock Texas Properties, L.P., a Texas limited partnership

Fee owner of:

Quail Ridge ALZ - Lubbock, Texas

9.	BIP Sub I, Inc., a Delaware corporation

Fee owner of:

Richland Gardens - Richland, WA

SCHEDULE 2

SCHEDULE OF FACILITIES

Facility Name	Facility Address	Type of Facility	No. of Units
Beckett Meadows	7709 Beckett Road Austin, TX 78749	ALF	72

Charleston Gardens	800 Association Drive Charleston, WV 25311	ALF	96

Kingsley Place at Shreveport	7110 University Drive Shreveport, LA 71105	ALF	80

Silverleaf Manor	4555 35th Avenue Meridian, MS 39305	ALF	98

Pines at Goldsboro	380 Country Day Road Goldsboro, NC 27530	ALF	99

Autumn Ridge	300 Autumn Ridge Drive Herculaneum, MO 63048	ALF	94

Loyalton of Rockford	1545 Temple Lane Rockford, IL 61112	ALF	97

Creekside	2000 West Spring Creek Pkwy Plano, TX 75023	ALZ	30

Heritage Hills	3607 Weems Road Columbus, GA 31909	ALZ	30

S-2-1

Facility Name	Facility Address	Type of Facility	No. of Units
Oak Hollow	2016 L Don Dodson Pkwy Bedford, TX 76095	ALZ	30

Pine Meadows	107 Fox Chase Drive Hattiesburg, MS 39402	ALZ	30

Pinehurst	5403 Plantation Drive Tyler, TX 75703	ALZ	30

Stonebridge	9271 White Rock Trail Dallas, TX 75238	ALZ	30

Austin Gardens	2150 West Kettleman Lane Lodi, CA 95242	ALZ	30

Desert Springs	5901 Bandolero Drive El Paso, TX 79912	ALZ	30

Arbor Gardens at Corona	2005 Kellogg Corona, CA 92879	ALZ	45

Loyalton of Folsom	780 Harrington Way Folsom, CA 95630	ALF	101

The Lakes	7460 Lake Breeze Drive Fort Myers, FL 33919	ALF	151

Canterbury Woods	100 Garfield Avenue Attleboro, MA 02703	ALF	130

S-2-2

Facility Name	Facility Address	Type of Facility	No. of Units
Loyalton of Cape May	601 Rte 9 South Cape May, NJ 08210	ALF	100

Quail Ridge	5204 Elgin Avenue Lubbock, TX 79413	ALZ	30

Richland Gardens	770 Gage Boulevard Richland, WA 99352	ALF	100

Loyalton of Joliet	3320 Executive Drive Joliet, IL 60431	ALF	101

Loyalton of Joliet (ALZ Facility) TO BE CONSTRUCTED	Joliet, IL	ALZ	38

S-2-3

SCHEDULE 3

SCHEDULE OF EXISTING LEASES

1.	That certain Master Lease dated as of March 31, 2004 by and among Nationwide Health Properties, Inc., a Maryland corporation, NH Texas Properties Limited Partnership, a Texas limited partnership, MLD Delaware Trust, a Delaware business trust, and MLD Properties, LLC, a Delaware limited liability company, collectively as landlord, and Emeritus Corporation, a Washington corporation, and ESC IV, LP, a Washington limited partnership, collectively as tenant, as subsequently amended from time to time.

2.	That certain Master Lease dated as of March 31, 2004 by and between NHP Senior Housing, Inc., a California corporation, as landlord, and Emeritus Corporation, a Washington corporation, as tenant.

3.	That certain Lease dated as of March 1, 2005 by and between BIP Sub I, Inc., a Delaware corporation, as landlord, and Emeritus Corporation, a Washington corporation, as tenant.

4.	That certain Lease dated as of March 1, 2005 by and between QR Lubbock Texas Properties, L.P., a Texas limited partnership, as landlord, and ESC IV, LP, a Washington limited partnership (doing business in the State of Texas as Texas – ESC IV, L.P.) , as tenant.

5.	That certain Lease dated as of October 1, 2004 by and between NHP Joliet, Inc., an Illinois corporation, as landlord, and Emeritus Corporation, a Washington corporation, as tenant.

6.	That certain Lease dated as of October 22, 2004 by and between NHP CM Investment, Inc., a Delaware corporation, as landlord, and Emeritus Corporation, a Washington corporation, as tenant.

S-3-1

SCHEDULE 4

SCHEDULE OF EXISTING DEBT

Facility	Lender	Interest Rate	Debt Balance (12/20/07)	Maturity	Prepayment Option	Prepayment Penalty[1]
Quail Ridge	Wachovia	8.55%	$3,841,188	2010	Defeasance	$469,759
Cape May	Collateral Mortgage Capital	6.29%	$6,866,540	2013	Yes	$611,850
The Lakes and	GEMSA (A)	5.73%	$15,592,249	2013	Yes
						$918,552
Canterbury Woods	GEMSA (B)	8.33%	$10,858,012	2013	Yes
Folsom	GEMSA (A)	5.08%	$3,639,441	2010	Yes
						$175,376
	GEMSA (B)	7.46%	$3,510,103	2010	Yes
Richland Gardens	Wachovia	8.65%	$6,196,144	2010	Defeasance	$738,465
Joliet	NorthMarq Capital	7.24%	$5,698,665	2012	Yes	$593,322
Total			$56,202,342			$3,507,324

[1]

The amounts set forth herein as the anticipated prepayment penalties and/or defeasance costs are based on the estimates of Buyer and or its consultants. Seller makes no representations or warranties as to the accuracy of such amounts.

S-4-1

EXHIBIT A

LEGAL DESCRIPTION OF REAL PROPERTY

includes all improvements thereon and all appurtenances thereto.

[SEE ATTACHED]

EXHIBIT B

FORM OF LIMITED/SPECIAL WARRANTY DEEDS

Prepared by and when recorded, return to:

The Nathanson Group PLLC

One Union Square

600 University Street

Suite 2000

Seattle, Washington 98101

Attention: Randi Nathanson, Esq.

SPECIAL WARRANTY DEED

THIS SPECIAL WARRANTY DEED is made as of this             day of                     , 2008, by and between [INSERT APPLICABLE SELLING ENTITY] (“Grantor”) whose post office address is 610 Newport Center Drive, Suite 1150, Newport Beach, CA 92660-6429, and [INSERT APPLICABLE BUYER ENTITY] (“Grantee”), whose post office address is 3131 Elliott Avenue, Suite 500, Seattle, WA 98121.

Whenever used herein the terms “Grantor” and “Grantee” include the parties to this Instrument and the heirs, legal representatives and assigns of individuals, and the successors and assigns of trustees, partnerships and corporations.)

W I T N E S S E T H:

That Grantor, for and in consideration of the sum of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, hereby grants, bargains, sells, aliens, remises, releases, conveys and confirms unto Grantee, all of Grantor’s right, title and interest in and to that certain real property situate, lying and being in                     County,                     (the “Property”), and being more particularly described in Exhibit “A” attached hereto and made a part hereof.

TOGETHER with all of the tenements, hereditaments and appurtenances thereto belonging or in anywise appertaining.

TO HAVE AND TO HOLD the same in fee simple forever.

AND Grantor hereby covenants with Grantee that Grantor is lawfully seized of the Property in fee simple; that Grantor has good right and lawful authority to sell and convey the Property, and hereby warrants the title to the Property and will defend the same against the lawful

B-1

claims of all persons claiming by, through or under Grantor, but against no others. This conveyance is subject to those matters set forth on Exhibit “B” attached hereto and made a part hereof.

IN WITNESS WHEREOF, Grantor has caused this instrument to be executed in its name by its corporate officer thereunto duly authorized, has caused its corporate seal to be hereunto affixed and has intended this instrument to be and become effective as of the day and year first above written.

Signed, sealed and delivered                                 [INSERT APPLICABLE SELLING ENTITY]

in the presence of:                                                    a

Print Name:

Print Name:

STATE OF CALIFORNIA                )

                                  ) ss.

COUNTY OF ORANGE                    )

On                                                      , 2008, before me,                                                                                                               , Notary

Public, personally appeared

                                                                                                                                                                                                 ,

Name of Signer(s)

who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature	(Seal)

B-2

EXHIBIT C

FORM OF BILL OF SALE AND ASSIGNMENT

In consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [INSERT APPLICABLE SELLING ENTITY] (“Seller”) does hereby grant, bargain, sell, convey and transfer to [INSERT APPLICABLE BUYER ENTITY] (“Buyer”), all of its right, title and interest, in and to, all Personal Property (as such term is defined in that certain Purchase and Sale Agreement dated as of February __, 2008 between Seller and its Affiliates and Buyer and its Affiliates (the “Purchase Agreement”)), which is located on that certain real property described on Exhibit A attached hereto.

TO HAVE AND TO HOLD, all and singular, the Personal Property hereby sold, assigned, transferred and conveyed to Buyer, its successors and assigns, to and for its own use and benefit free and clear of all liens, claims and encumbrances other than those, if any, set forth on Schedule 1 attached hereto. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT ANY AND ALL PERSONAL PROPERTY BEING TRANSFERRED HEREUNDER IS ON AN AS-IS, WHERE-IS BASIS WITH ALL FAULTS AND CONDITIONS. EXCEPT AS SET FORTH IN SECTION 8(a) OF THE PURCHASE AGREEMENT, WHICH ARE INCORPORATED HEREIN BY REFERENCE, SELLER MAKES NO EXPRESS OR IMPLIED WARRANTIES OR REPRESENTATIONS OF ANY KIND OR NATURE WHATSOEVER, INCLUDING ANY REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PURPOSE.

Dated this             day of                     , 2008.

[INSERT SIGNATURE BLOCK FOR

APPLICABLE SELLER ENTITY]

C-1

Schedule 1 to Bill of Sale

Permitted Encumbrances

C-2

EXHIBIT D

FORM OF NONFOREIGN CERTIFICATION

Section 1445 of the Internal Revenue Code provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of certain premises located in             ,             , as more particularly described in Exhibit A attached hereto, the undersigned hereby certifies the following on behalf of                                                                                  (“Seller”):

1. Seller is not a foreign person, foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2. Seller is not a “disregarded entity” as defined in §1445-2(b)(2)(iii);

3. Seller’s employer identification number is                     ;

4. Seller’s office address is 610 Newport Center Drive, Suite 1150, Newport Beach, California 92660;

5. Seller understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Seller this         day of                     , 2008.

[INSERT SIGNATURE BLOCK FOR

APPLICABLE SELLER ENTITY]

D-1

EXHIBIT E

ALLOCATION OF OTHER CLOSING COSTS

Allocation of Closing Costs for Facilities located in California:

Seller shall pay the cost of: (i) recording the Deeds; (ii) all state and county transfer taxes due and payable as a result of the sale of the Real Property; and (iii) the standard owners coverage title insurance policy to be obtained by Buyer at Closing.

Buyer shall pay for: (i) the cost of recording any documents other than the Deeds and other documents necessary to cure title; (ii) any applicable mortgage taxes; (iii) any loan policy and extended owners title insurance coverage, including any endorsements required by Buyer and Buyer’s lender (excluding any endorsements Seller may agree to obtain during the Title Due Diligence Review Period in response to title objections); and (iv) any sales tax due and payable as a result of the sale of the Personal Property.

Allocation of Closing Costs for Facilities located in Florida:

Seller shall pay the cost of: (i) all state and county transfer taxes due and payable as a result of the sale of the Real Property; and (ii) the standard owners coverage title insurance policy to be obtained by Buyer at Closing.

Buyer shall pay for: (i) the cost of recording the Deeds, any mortgage and any other documents necessary to cure title; (ii) any applicable mortgage taxes; (iii) any title search fees, loan policy and extended owners title insurance coverage, including any endorsements required by Buyer and Buyer’s lender (excluding any endorsements Seller may agree to obtain during the Title Due Diligence Review Period in response to title objections); and (iv) any sales tax due and payable as a result of the sale of the Personal Property.

Allocation of Closing Costs for Facilities located in Georgia:

Seller shall pay the cost of: (i) documentary stamp taxes; (ii) all state and county transfer taxes due and payable as a result of the sale of the Real Property; and (iii) the standard owners coverage title insurance policy to be obtained by Buyer at Closing.

Buyer shall pay for: (i) the cost of recording the Deeds, any mortgage and any other documents necessary to cure title; (ii) any applicable mortgage taxes; (iii) any extended owners title insurance coverage, including any endorsements required by Buyer and Buyer’s lender (excluding any endorsements Seller may agree to obtain during the Title Due Diligence Review Period in response to title objections); and (iv) any sales tax due and payable as a result of the sale of the Personal Property.

Allocation of Closing Costs for Facilities located in Illinois:

Seller shall pay the cost of: (i) all state and county transfer taxes due and payable as a result of the sale of the Real Property; (ii) the cost of recording documents necessary to cure title; and (iii) the standard owners coverage title insurance policy to be obtained by Buyer at Closing.

Buyer shall pay for: (i) the cost of recording the Deeds and any mortgage; (ii) any applicable mortgage taxes; (iii) any loan policy and extended owners title insurance coverage, including any endorsements required by Buyer and Buyer’s lender (excluding any endorsements Seller may agree to obtain during the Title Due Diligence Review Period in response to title objections); and (iv) any sales tax due and payable as a result of the sale of the Personal Property.

Allocation of Closing Costs for Facilities located in Louisiana:

Seller shall pay the cost of recording documents necessary to cure title.

Buyer shall pay for: (i) the cost of recording the Deeds and any mortgage; (ii) all state and county transfer taxes (if any) and any applicable mortgage taxes; (iii) any title search fees and the cost of the owners title policy, loan policy and any extended owners title insurance coverage, including any endorsements required by Buyer and Buyer’s lender (excluding any endorsements Seller may agree to obtain during the Title Due Diligence Review Period in response to title objections); and (iv) any sales tax due and payable as a result of the sale of the Personal Property.

Allocation of Closing Costs for Facilities located in Massachusetts:

Seller shall pay the cost of: (i) all state and county transfer taxes due and payable as a result of the sale of the Real Property; and (ii) the cost of recording documents necessary to cure title.

Buyer shall pay for: (i) the cost of recording the Deeds and any mortgage; (ii) any applicable mortgage taxes; (iii) any title search fees and the cost of the owners title policy, loan policy and any extended owners title insurance coverage, including any endorsements required by Buyer and Buyer’s lender (excluding any endorsements Seller may agree to obtain during the Title Due Diligence Review Period in response to title objections); and (iv) any sales tax due and payable as a result of the sale of the Personal Property.

Allocation of Closing Costs for Facilities located in Mississippi:

Seller shall pay the cost of the standard owners coverage title insurance policy to be obtained by Buyer at Closing.

Buyer shall pay for: (i) the cost of recording the Deeds, any mortgage and any other documents necessary to cure title; (ii) all state and county transfer taxes (if any) and any applicable mortgage taxes; (iii) any loan policy and extended owners title insurance coverage, including any endorsements required by Buyer and Buyer’s lender (excluding any endorsements Seller may agree to obtain during the Title Due Diligence Review Period in response to title objections); and (iv) any sales tax due and payable as a result of the sale of the Personal Property.

Allocation of Closing Costs for Facilities located in Missouri:

Seller shall pay the cost of (i) the cost of recording documents necessary to cure title; and (ii) the standard owners coverage title insurance policy to be obtained by Buyer or its assignee at the Autumn Ridge Closing.

Buyer shall pay for: (i) the cost of recording the Deeds and any mortgage; (ii) all state and county transfer taxes (if any) and any applicable mortgage taxes; (iii) any title search fees and the cost of the loan policy and any extended owners title insurance coverage, including any endorsements required by Buyer and Buyer’s lender (excluding any endorsements Seller may agree to obtain during the Title Due Diligence Review Period in response to title objections); and (iv) any sales tax due and payable as a result of the sale of the Personal Property.

Allocation of Closing Costs for Facilities located in New Jersey:

Seller shall pay the cost of: (i) all state and county transfer taxes due and payable as a result of the sale of the Real Property; and (ii) the cost of recording documents necessary to cure title.

Buyer shall pay for: (i) the cost of recording the Deeds and any mortgage; (ii) any applicable mortgage taxes; (iii) any title search fees and the cost of the owners title policy, loan policy and any extended owners title insurance coverage, including any endorsements required by Buyer and Buyer’s lender (excluding any endorsements Seller may agree to obtain during the Title Due Diligence Review Period in response to title objections); and (iv) any sales tax due and payable as a result of the sale of the Personal Property.

Allocation of Closing Costs for Facilities located in North Carolina:

Seller shall pay the cost of: (i) all state and county transfer taxes due and payable as a result of the sale of the Real Property; and (ii) the cost of recording documents necessary to cure title.

Buyer shall pay for: (i) the cost of recording the Deeds and any mortgage; (ii) any applicable mortgage taxes; (iii) any title search fees and the cost of the owners title policy, loan policy and any extended owners title insurance coverage, including any endorsements required by Buyer and Buyer’s lender (excluding any endorsements Seller may agree to obtain during the Title Due Diligence Review Period in response to title objections); and (iv) any sales tax due and payable as a result of the sale of the Personal Property.

Allocation of Closing Costs for Facilities located in Texas:

Seller shall pay the cost of: (i) all state and county transfer taxes (if any) due and payable as a result of the sale of the Real Property; (ii) the cost of recording documents necessary to cure title; and (iii) the standard owners coverage title insurance policy to be obtained by Buyer at Closing.

Buyer shall pay for: (i) the cost of recording the Deeds and any mortgage; (ii) any applicable mortgage taxes; (iii) any loan policy and extended owners title insurance coverage, including any endorsements required by Buyer and Buyer’s lender (excluding any endorsements Seller may agree to obtain during the Title Due Diligence Review Period in response to title objections); and (iv) any sales tax due and payable as a result of the sale of the Personal Property.

Allocation of Closing Costs for Facilities located in Washington:

Seller shall pay the cost of: (i) all state and county transfer taxes due and payable as a result of the sale of the Real Property; (ii) the cost of recording documents necessary to cure title; and (iii) the standard owners coverage title insurance policy to be obtained by Buyer at Closing.

Buyer shall pay for: (i) the cost of recording the Deeds and any mortgage; (ii) any applicable mortgage taxes; (iii) any loan policy and extended owners title insurance coverage, including any endorsements required by Buyer and Buyer’s lender (excluding any endorsements Seller may agree to obtain during the Title Due Diligence Review Period in response to title objections); and (iv) any sales tax due and payable as a result of the sale of the Personal Property.

Allocation of Closing Costs for Facilities located in West Virginia:

Seller shall pay the cost of: (i) all state and county transfer taxes due and payable as a result of the sale of the Real Property; and (ii) the cost of recording documents necessary to cure title.

Buyer shall pay for: (i) the cost of recording the Deeds and any mortgage; (ii) any applicable mortgage taxes; (iii) any title search fees and the cost of the owners title policy, loan policy and any extended owners title insurance coverage, including any endorsements required by Buyer and Buyer’s lender (excluding any endorsements Seller may agree to obtain during the Title Due Diligence Review Period in response to title objections); and (iv) any sales tax due and payable as a result of the sale of the Personal Property.